FOR IMMEDIATE RELEASE - page 1 of 2

                Harold's Stores, Inc. Releases Profits For
                    First Quarter Ended April 30, 2005
                      Net income of $782,000 recorded

Dallas, TX - May 24, 2005 - Harold's Stores, Inc. (AMEX symbol: HLD) (the "Company"), a chain of upscale ladies' and men's specialty apparel stores, today announced results of its first fiscal quarter ended April 30, 2005.

For the first quarter, the Company reported net income of $782,000 or $0.04 per diluted share ($0.07 per basic share), compared to a restated net income of $791,000, or $0.04 per diluted and basic share in the previous year. The prior year restatement increased net income by $14,000 as a result of certain lease accounting adjustments set forth in the Company's previous public filings.

"We were pleased that reported gross margin increased to 39.6% this quarter as compared to 38.5% in first quarter of last year," said Hugh Mullins, President and Chief Executive Officer. "This increase was the result of greater selling at full price and less promotional activity throughout the quarter. The portion of our sales that came from full-price selling grew from 53% in first quarter last year to 64% this year. The increase to gross margin offset increased marketing and interest expenses."

Mr. Mullins continued, "We altered our merchandise delivery schedules during the first half of 2005 following changes made in the second half of 2004, whereby we receive heavier quantities of merchandise earlier in the season in order to improve our rates of selling at full price. In light of these changes to the flow of merchandise, we have greater quantities of forward inventory at the end of first quarter than we did last year. Continuing with our strategies, we will be delivering fall merchandise earlier than last year which will result in merchandise inventory levels being higher than last year at the end of second quarter."

Further, Mr. Mullins said, "Additionally, our first quarter sales were lower than anticipated in light of the early Easter and cooler weather patterns. This sales trend has continued into May. Due to these sales results, we will be taking additional clearance markdowns during the second quarter in order to ensure timely liquidation of spring and summer merchandise," continued Mr. Mullins.

Net sales for the quarter came to $24.0 million compared to $24.2 million for the same period in the previous year, a decrease of only 0.8% despite the loss of $400,000 from a warehouse sale in 2004 that was not repeated in 2005 and $450,000 in sales from an outlet location that was closed in March 2004. Direct (internet and catalog) sales contributed over $900,000, well ahead of the Company's plans for the period and over $600,000 more than last year. Comparable store sales increased 0.1% for the quarter, with full-price retail store sales rising 0.3% and outlet store sales declining 6.0%.

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc., currently operates 41 upscale ladies' and men's specialty stores in 19 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc., wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, ability to fund operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company`s actual results for 2005 to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

Financial Information Contact:
Jodi L. Taylor
Chief Financial Officer
Harold's Stores, Inc.
405-329-4045
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Harold's Earnings Release
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    HAROLD'S STORES, INC. AND SUBSIDIARIES
       CONSOLIDATED STATEMENTS OF INCOME
     (In Thousands Except Per Share Data)

                               13 Weeks Ended
                               April     May 1,
                                30,       2004
                               2005      Restate
                                           d

Sales                               $         $
                               23,965    24,169

Costs and expenses:
Costs of goods sold (including
occupancy and central buying
expenses, exclusive of items   14,469    14,873
shown separately below)

Selling, general and             7,401     7,258
administrative expenses

Depreciation and amortization     974     1,032

Interest expense                  339       215

                               23,183    23,378

Income before income taxes        782       791

Provision for income taxes          -         -

Net income                          $         $
                                  782       791

NET INCOME APPLICABLE TO
COMMON
 STOCKHOLDERS:
                                    $         $
Net income                        782       791

Less:  Preferred stock
dividends and accretion of        377       540
preferred stock issuance
costs

Net income applicable to            $         $
common stockholders               405       251

Net income per common share:
Basic                               $         $
                                 0.07      0.04
Diluted                             $         $
                                 0.04      0.04




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